Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

                                                         CONTACT:  Marc S. Simon
                                                         Chief Financial Officer
                                                                  (847) 945-0055


             APAC REPORTS RECORD FIRST QUARTER REVENUES AND EARNINGS


     (Deerfield, IL, April 21, 1997) - APAC TeleServices, Inc. (NASDAQ Symbol "APAC"), the outsourced customer service and sales company, today reported financial results for its first quarter of fiscal 1997.

     APAC announced record revenue of $90.3 million for the thirteen weeks ended March 30, 1997, up 88% from $48.1 million in the same period a year ago. Net income increased 80% to $8.5 million for the 1997 first quarter compared to $4.7 million for the first quarter of 1996. Earnings per share in the first quarter of 1997 increased to $0.18 as compared to $0.10 in the same quarter last year.

     Net revenue for the Sales Solutions division increased 75% to $45.8 million for the first quarter of 1997, compared to $26.1 million for the first quarter of 1996, as a result of increased call volume from existing clients primarily in the telecommunications industry. The Service Solutions division's net revenue was $44.5 million, up 102% from $22.0 million in the same period a year ago as a result of higher call volumes associated with long-term contracts.

     APAC's revenues, margins and earnings were affected by a mutual decision that results in APAC absorbing certain costs incurred in the first quarter related to the staffing requirements of a large outsourcing client. APAC also anticipates a reduction in expected revenues, margins and earnings over the balance of 1997 with respect to that account.

     APAC TeleServices, Inc., headquartered in the Chicago suburb of Deerfield, Illinois, operates 65 customer contact centers and has more than 14,000 employees in 13 states. APAC's clients include some of the best-managed, most highly respected corporations in America. These companies represent a wide range of industries including consumer and business products, financial services, insurance, parcel delivery, technology, telecommunications and utilities. APAC optimizes the value of a client's customer relationships by increasing sales and improving customer service.

     Statements contained herein regarding APAC's expected growth, prospective business opportunities and future expansion plans are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements: There can be no assurance that APAC will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain its profitability. There also can be no assurance that APAC can build-out facilities in a timely and economic manner. In the future, APAC may experience excess peak period capacity when it opens a new call center or terminates or completes a large client program. APAC's agreements with its clients generally do not assure that APAC will generate a specific level of revenue, do not designate APAC as the client's exclusive service provider, and are terminable by the clients on relatively short notice. In addition, the amount of revenues APAC generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. Readers are encouraged to review the Risk Factors section of APAC's most recent Prospectus dated November 4, 1996, and its 1996 Form 10K, which describe other important factors that may impact APAC's business, results of operations and financial condition.



                             APAC TELESERVICES, INC.
                              STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                               Thirteen Weeks Ended

                                                                           March 30,          March 31,
                                                                             1997                1996
                                                                                   (Unaudited)


 Net revenue                                                           $         90,318   $          48,144


 Operating expenses:
     Cost of services                                                            65,363              34,386

     Selling, general and administrative                                         10,953               6,191
       expenses

           Total operating                                                       76,316              40,577
 Expenses

     Income from operations                                                      14,002               7,567
 Interest income (expense), net                                                    (329)                228

     Income before income taxes                                                  13,673               7,795

 Provision for income taxes                                                       5,200               3,080
     Net income                                                        $          8,473   $           4,715


 Net income per share                                                  $           0.18   $            0.10



 Weighted average number of shares
   outstanding                                                                   48,001              47,678



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